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                                                                     EXHIBIT 3.3

                               AMENDMENT NO. 1 TO

           AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

                               BOTTLING GROUP, LLC

                                  BY AND AMONG

                         PEPSI BOTTLING HOLDINGS, INC.,

                        BOTTLING GROUP HOLDINGS, INC. AND

                         THE PEPSI BOTTLING GROUP, INC.
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             AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT

         This Amendment No. 1 is entered into as of the 1st day of January, 2002 by and among Pepsi Bottling Holdings, Inc. ("Pepsi Holdings"), a Delaware corporation, Bottling Group Holdings, Inc. ("PBG Holdings"), a Delaware corporation, and The Pepsi Bottling Group, Inc. ("PBG"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties have previously entered into that certain Amended and Restated Limited Liability Company Agreement dated as of March 30, 1999 (the "LLC Agreement"); and

         WHEREAS, Pepsi Holdings, PBG Holdings and PBG desire to amend the provisions of the LLC Agreement in the manner set forth in this Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. DEFINITIONS. Terms used herein and not otherwise defined herein shall have the meanings set forth in the LLC Agreement.

2. CERTAIN SPECIAL PROVISIONS REGARDING CERTAIN OPTIONS. The following provision is hereby added to the LLC Agreement as Section 6.8:

         "Section 6.8. Special Provisions Regarding Certain Options.

                  (a) Upon the exercise of any option to purchase stock of PepsiCo, Inc. ("PepsiCo") granted to any employee or former employee of the Company (other than Company employees currently employed by PepsiCo, PepsiAmericas, Inc., Pepsi Bottling Ventures, LLC or, upon notice to PBG, any other entity that PepsiCo designates as an anchor bottler) and which are exercised on or after January 1, 2002, (i) in accordance with Treasury Regulations Section 1.1032-3, Pepsi Holdings will be treated as making a Capital Contribution to the Company in an amount equal to the deduction described in clause (ii) below and, accordingly, Pepsi Holding's Capital Account will be
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         increased by such amount; and (ii) the deduction attributable to such exercise will be claimed by the Company and allocated to Pepsi Holdings and, accordingly, Pepsi Holding's Capital Account will be decreased by the amount of such deduction.

                  (b) Upon the exercise of any option to purchase stock of PepsiCo granted to any employee or former employee of New Bern Transport Corporation, a wholly owned subsidiary of the Company ("New Bern") (other than former New Bern employees currently employed by PepsiCo, PepsiAmericas, Inc., Pepsi Bottling Ventures, LLC or, upon notice to PBG, any other entity that PepsiCo designates as an anchor bottler) and which are exercised on or after January 1, 2002, (i) in accordance with Treasury Regulations Section 1.1032-3, Pepsi Holdings will be treated as making a Capital Contribution to the Company in an amount equal to the amount described in clause (ii) below and, accordingly, Pepsi Holding's Capital Account will be increased by such amount (and the Company, in turn, will be treated as making a capital contribution to New Bern in the same amount); and (ii) an amount of items of loss or deduction of the Company equal to the New Bern Deduction will be allocated to Pepsi Holdings and, accordingly, Pepsi Holding's Capital Account will be decreased by the amount of such items of loss or deduction. "New Bern Deduction" means, with respect to the exercise of any option described in the preceding sentence, the deduction claimed by New Bern that is attributable to such exercise.

                  (c) If, as a result of a Final Determination (as defined below), the adjustments to Pepsi Holdings' Capital Account pursuant to
         Section 6.8(a) or (b) are not respected, then, beginning in the Fiscal Year in which such Final Determination occurs (i) if the net adjustment results in a decrease to Pepsi Holdings' Capital Account, items of income or gain of the Company equal in amount to such decrease will be allocated to Pepsi Holdings and (ii) if the net adjustment results in an increase to Pepsi Holdings' Capital Account, then items of loss or deduction of the Company equal in amount to such increase will be allocated to Pepsi Holdings. "Final Determination" means (A) a "determination" as defined in Section 1313 (a) of the Code, (B) the date of acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; or (C) the payment of Tax, or the filing of an amended Tax return, by the Company or any party to this Agreement, whichever is responsible for payment of such Tax or filing of such return, with respect to any item disallowed or adjusted by a Taxing authority, provided that the party paying such Tax or filing such return has notified the other parties to this Agreement that it has determined that no action should be taken to recoup such disallowed or adjusted item."

3. DISTRIBUTIONS. Section 6.6 of the LLC Agreement is hereby amended by adding the following after subsection (b);
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         "(c)     The aggregate cash distributions referred to in the first
                  proviso of Section 6.6(a) shall be determined and made on an annual basis and the Company shall distribute to Pepsi Holdings its pro rata share of such annual distributions no later than 30 days after the date on which the members are furnished with tax information, as provided in Section 7.2(b), for the taxable year with respect to which such distributions were determined."

4. MISCELLANEOUS. (a) The provisions of Articles XIII and XIV of the LLC Agreement shall be incorporated by reference herein and each reference therein to the LLC Agreement shall apply to this Amendment as if this Amendment were referred to therein.

         (b) Except to the extent amended or supplemented as set forth in this Amendment, all provisions of the LLC Agreement are and shall remain in full force and effect and are hereby ratified and confirmed in all respects, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or amendment of any provision of the LLC Agreement not specifically amended or supplemented by this Amendment.
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         IN WITNESS WHEREOF, the parties have executed and delivered this
Amendment as of the day and year first written above.

                           Pepsi Bottling Holdings, Inc.



                           By:  /s/ Matthew M. McKenna
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                           Its: President
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                           Bottling Group Holdings, Inc.



                           By:  /s/ Geoffrey Kupferschmid
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                           Its: Vice President
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                           Pepsi Bottling Group, Inc.



                           By:  /s/ Steven M. Rapp
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                           Its: Vice President
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